Exhibit 99.1

                           FORM OF EXTENSION AGREEMENT

                 (Baseline Oil & Gas Corp. 10% Convertible Note)

      AGREEMENT, dated as of May 31, 2007, by and between [Note holder] ("Payee") and Baseline Oil & Gas Corp. f/k/a/ College Oak Investments, Inc. (the "Company").

      WHEREAS, the Company has previously issued its 10% Convertible Promissory Note, dated November 15, 2005 in favor of Payee (the "Note");

      WHEREAS, the parties propose to amend the Note on the terms and conditions set forth below;

      IT IS, THEREFORE, AGREED:

      1. All defined terms set forth herein shall have the same meaning as set forth in the Note.

      2. The Maturity Date of the Note is hereby changed from the earlier of May 15, 2007 or the date of consummation by the Company of a merger, combination or sale of substantially all of its assets or the purchase by a single entity or person or group of affiliated entities or persons of more than fifty (50%) percent of the voting stock of the Company (a "Merger Transaction") to the earlier of November 15, 2007 or the date of consummation of a Merger Transaction.

      3. Subject to Sections 3B and 3C of the Note (pertaining to penalty interest and maximum rates, respectively), the outstanding Principal Amount shall bear interest at the rate of twelve (12%) percent per annum, beginning as of the effective date of this Extension Agreement as set forth above in the first line of this Extension Agreement.

      4. Promptly following execution and return of this Extension Agreement by Payee to the Company, the Company shall issue and deliver to Payee [INSERT #] restricted shares of the Company's Common Stock (calculated by multiplying the Principal Amount by eight (8%) percent and dividing such sum by $0.50).

      5. This Extension Agreement may be executed in one or more counterparts, all of which together shall be treated as a single instrument. Except as set forth herein, all of the terms and conditions of the Note shall remain in full force and effect. Payee represents and warrants that it is the holder of the Note, and that none of Payee's rights thereunder have been assigned and that no Event of Default has occurred under the Note.

      IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the date first above written.

BASELINE OIL & GAS CORP.


By: _____________________________                 ______________________________
    Name:                                         [NOTE HOLDER]
    Position: